Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-265158

Amendment No. 1 dated August 12, 2022

to Prospectus Supplement dated August 1, 2022

(to Prospectus dated May 23, 2022)

Barclays Bank PLC

Rescission Offer

This Amendment No. 1 to the prospectus supplement (this “amendment”) amends certain information in our prospectus supplement dated August  1, 2022 (File No. 333-265158; Film No. 221122684) (the “prospectus supplement”). This amendment should be read in conjunction with the prospectus supplement and the accompanying prospectus dated May 23, 2022 (the “accompanying prospectus”), and is qualified in its entirety by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the prospectus supplement or the accompanying prospectus. Except for the changes expressly and specifically described below, this amendment does not amend, update or restate any other items or sections of the prospectus supplement, nor does it reflect events occurring after the date of the prospectus supplement. This amendment is not complete without, and may only be delivered or utilized in connection with, the prospectus supplement and the accompanying prospectus.

Unless otherwise defined in this amendment, words and expressions that are defined in the prospectus supplement and/or the accompanying prospectus shall have the same meanings in this amendment unless the context otherwise requires.

We, Barclays Bank PLC, filed the prospectus supplement to register the Rescission Offer, by means of which, under the terms and conditions of the prospectus supplement, we are offering to rescind certain previous purchases of the Subject Securities listed and described in Appendix A to the prospectus supplement. Following the commencement of the Rescission Offer, we have identified certain additional securities that should also be subject to the Rescission Offer and, therefore, should have been listed and described in Appendix A to the prospectus supplement (the “additional securities”). We are filing this amendment to the prospectus supplement to:

•

update Part I of Appendix A to the prospectus supplement to include such additional securities, as listed and described in the Addendum to Appendix A that is attached to this amendment, thus qualifying such additional securities as Subject Securities for purposes of the Rescission Offer, subject to the terms and conditions set forth in the prospectus supplement and the accompanying prospectus;

•

amend the prospectus supplement to clarify that, with the inclusion of the additional securities, we have offered and sold, during the Relevant Period, Subject Securities in the amount of approximately $1.3 billion in excess of the capacity remaining under the 2018 F-3 (as opposed to the $1.27 billion previously disclosed in the prospectus supplement);

•	include a new Exhibit 107 to reflect the filing fees related to the additional securities; and

•	amend row No. 1464 under Part I of Appendix A to clarify that the initial trade date for the Structured Note identified in such row was July 16, 2021 (as opposed to July 15, 2021).

The Expiration Date of the Rescission Offer remains unchanged. As further described in the Addendum to Appendix A, all of the additional securities have either matured or been redeemed prior to the date of the prospectus supplement. Purchasers of these additional securities that wish to take part in the Rescission Offer must do so as Eligible Former Investors, pursuant to the eligibility requirements described in the prospectus supplement in the section entitled “The Rescission Offer” beginning on page S-25.

If you have questions or require additional information about the Rescission Offer, you may contact the broker, bank or other institution where you purchased your relevant Subject Security. In addition, information regarding how to obtain technical support in relation to the submission of your Rescission Offer acceptance or withdrawal form and supporting evidence of eligibility will be available through the Rescission Offer On-line Portal (which can be accessed at https://claimsportal.barclays.atom-applications.com/).

The additional securities have now been registered by means of the registration statement on Form F-3 of which this amendment, the prospectus supplement and the accompanying prospectus form a part. Accordingly, whether or not you accept the Rescission Offer with respect to the additional securities, the additional securities are now properly registered under the Securities Act effective as of the date of this amendment.

Investing in the Subject Securities involves risks. We encourage you to read and carefully consider this amendment and the prospectus supplement in their entirety, in particular the risk factors beginning on page S-16 of the prospectus supplement, the risk factors discussed in the accompanying prospectus and the other information included and incorporated by reference in the prospectus supplement and the accompanying prospectus, for a discussion of the factors you should carefully consider before deciding whether to accept or reject the Rescission Offer or invest in Subject Securities.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the Subject Securities or determined upon the adequacy of this amendment, the prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have not retained an underwriter in connection with the Rescission Offer.

The date of this Amendment No. 1 to the Prospectus Supplement is August 12, 2022

ADDENDUM TO APPENDIX A

Part I of Appendix A to the prospectus supplement is hereby amended to include the additional securities listed and described below. All of the additional securities have either matured or been redeemed prior to the date of the prospectus supplement and, therefore, no information about the indicative market value or the indicative calculation of the Rescission Offer Proceeds for Initial Investors in Structured Notes is provided.

	A	B	C	D	E	F	G	H	I
No.	Series of Security	Initial Trade Date(1)	Issue / Settlement Date	Maturity Date	CUSIP	ISIN	Indicative Rescission Offer Proceeds for Initial Investors in Structured Notes	Indicative market value	Documents

3016	Buffered SuperTrackSM Notes due July 1, 2021	06/26/19	07/01/19	07/01/21	06747N2B9	US06747N2B90	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000110465919038268/a19-12270_11424b2.htm

3017	Trigger Autocallable Contingent Yield Notes	06/26/19	06/28/19	06/29/29	06747B217	US06747B2170	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000095010319008603/dp109028_424b2-2463ubs.htm

3018	Trigger Autocallable Contingent Yield Notes	06/26/19	06/28/19	06/28/24	06747B183	US06747B1834	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000095010319008596/dp109035_424b2-2464ubs.htm

3019	Trigger Autocallable Contingent Yield Notes	06/26/19	06/28/19	06/28/24	06747B191	US06747B1917	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000095010319008601/dp109029_424b2-2465ubs.htm

3020	Floored Floating Rate Notes Linked to 3-Month USD LIBOR due June 27, 2022	06/26/19	06/27/19	06/27/22	06747N3X0	US06747N3X02	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000110465919037683/a19-12100_21424b2.htm

3021	Airbag Yield Notes Linked to 3-Month USD LIBOR due June 29, 2020	06/26/19	06/28/19	06/29/20	06747N2J2	US06747N2J27	N/A	N/A	https://www.sec.gov/Archives/edgar/data/0000312070/000095010319008539/dp109042_424b2-2470ubs.htm

3022	Notes due January 31, 2022 Linked to the Performance of the EURO STOXX 50® Index	07/31/19	08/05/19	01/31/22	06747N3E2	US06747N3E21	N/A	N/A	https://www.sec.gov/Archives/edgar/data/312070/000095010322013864/dp178522_424b8-b2169.htm

Note:

(1)	This refers to the date on which the relevant Subject Security was first distributed to the public as set forth in the relevant Issuance Prospectus.

Addendum to Appendix A

A-1